Exhibit 99.1

Contact:

David Smith

(212) 515-7783

NEW SENIOR ANNOUNCES THIRD QUARTER 2017 RESULTS

NEW YORK — November 3, 2017 — New Senior Investment Group Inc. (“New Senior”, the “Company” or “we”) (NYSE: SNR) announced today its results for the quarter ended September 30, 2017.

THIRD QUARTER 2017 FINANCIAL HIGHLIGHTS

•	Declared cash dividend of $0.26 per common share

•	Net loss of $14.5 million, or $(0.18) per diluted share

•	Total net operating income (“NOI”) of $54.3 million

•	Normalized Funds from Operations (“Normalized FFO”) of $22.7 million, or $0.27 per diluted share

•	AFFO of $20.6 million, or $0.25 per diluted share

•	Normalized Funds Available for Distribution (“Normalized FAD”) of $18.8 million, or $0.23 per diluted share

THIRD QUARTER 2017 BUSINESS HIGHLIGHTS

•	Total same store cash NOI decreased 1.9% vs. 3Q’16

•	Managed same store cash NOI decreased 6.6% vs. 3Q’16

•	Triple net same store cash NOI increased 4.5% vs. 3Q’16

ASSET SALE HIGHLIGHTS

•	$296 million of asset sales under contract announced in October, including:

•	$109.5 million sale of nine managed AL/MC properties, which closed on November 1, 2017, and

•	$186.0 million sale of six triple net leased properties, which is expected to close in the fourth quarter of 2017

•	Excluding the managed properties sold from 3Q’17 results (for illustrative purposes), occupancy would improve 70 basis points to 86.2%, RevPOR would improve 2.4% to $3,093 and NOI margin would improve 140 basis points to 32.2%

•	Sale of leased properties will eliminate lowest covering triple net lease portfolio, and excluding these properties improves 3Q’17 EBITDARM coverage 0.02x to 1.18x

THIRD QUARTER 2017 RESULTS

Dollars in thousands, except per share data

	For the Quarter Ended			For the Quarter Ended
	September 30, 2017			September 30, 2016
		Per Basic	Per Diluted		Per Basic	Per Diluted
	Amount	Share	Share	Amount	Share	Share
GAAP
Net Loss	$(14,539)	$(0.18)	$(0.18)	$(20,241)	$(0.25)	$(0.25)
Non-GAAP(A)
NOI	$54,346	N/A	N/A	$57,103	N/A	N/A
FFO	20,587	$0.25	$0.25	25,269	$0.31	$0.31
Normalized FFO	22,746	$0.28	$0.27	25,741	$0.31	$0.31
AFFO	20,561	$0.25	$0.25	22,852	$0.28	$0.28
Normalized FAD(B)	18,796	$0.23	$0.23	21,127	$0.26	$0.26

(A)	See end of press release for reconciliation of non-GAAP measures to net loss. During the third quarter of 2017, the Company recognized $1.5 million for damage remediation and other incremental costs associated with Hurricane Irma, which are included in “Other expense” in the Consolidated Statements of Operations. These items are included in FFO but excluded from NOI, Normalized FFO, AFFO and Normalized FAD.
(B)	Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.

THIRD QUARTER 2017 GAAP RESULTS

New Senior recorded a GAAP net loss of $14.5 million, or $(0.18) per diluted share, for the third quarter of 2017, compared to a GAAP net loss of $20.2 million, or $(0.25) per diluted share, for the third quarter of 2016. The year-over-year decrease in the third quarter net loss was primarily driven by a decrease in expenses of $11.2 million.

THIRD QUARTER 2017 PORTFOLIO PERFORMANCE

Total NOI decreased 4.8% to $54.3 million compared to $57.1 million for 3Q 2016. Total same store cash NOI decreased 1.9% to $44.1 million compared to $44.9 million for 3Q 2016.

For the managed portfolio, same store average occupancy decreased 170 basis points to 87.3% compared to 89.0% for 3Q 2016, and same store RevPOR increased 2.0% to $3,092 compared to $3,031 for 3Q 2016. Same store cash NOI decreased 6.6% to $24.2 million compared to $25.9 million for 3Q 2016.

For the triple net portfolio, same store cash NOI increased 4.5% to $19.9 million compared to $19.1 million for 3Q 2016. Same store triple net average occupancy decreased 220 basis points to 88.3% compared to 90.5% for 3Q 2016. Same store EBITDARM coverage as of September 30, 2017 was 1.18x, down from 1.23x as of September 30, 2016. Triple net average occupancy and EBITDARM coverage are presented one quarter in arrears on a trailing twelve month basis.

ASSET SALE UPDATE

In October, announced $296 million of asset sales comprised of the following:

•	$109.5 million sale of nine managed AL/MC properties, which closed on November 1, 2017 (the “Managed Portfolio Sale”). In connection with the sale, the Company repaid approximately $79 million of debt. The Company expects to realize a gain on sale of approximately $7 million.

•	$186.0 million sale of six triple net leased properties, comprised of four continuing care retirement communities, one independent living property and one AL/MC property, as well as termination of the related lease with LCS (the “Leased Portfolio Sale”). In connection with the sale, which is expected to close in the fourth quarter of 2017, the Company expects to repay approximately $98 million of debt.

•	The Asset Sales are expected to generate approximately $110 million of net proceeds to the Company. The Company intends to use the net proceeds for general corporate purposes, which may include new investments, debt prepayment and/or repurchases of common stock, depending on market conditions.

The Asset Sales are expected to provide the following strategic benefits:

•	Improved Triple Net Lease Portfolio Coverage: The Leased Portfolio Sale will eliminate the Company’s lowest covering triple net lease portfolio. For illustrative purposes, excluding these properties would improve EBITDARM coverage from 1.16x to 1.18x for the third quarter of 2017. EBITDARM coverage is presented one quarter in arrears on a trailing twelve month basis.

•	Improved Managed Portfolio Quality: Excluding the Managed Portfolio Sale properties from third quarter 2017 results (for illustrative purposes), occupancy would increase 70 basis points to 86.2%, RevPOR would increase 2.4% to $3,093, and NOI margin would increase 140 basis points to 32.2%.

•	Increased Independent Living Exposure: Excluding all sale properties from third quarter 2017 results (for illustrative purposes), the Company’s exposure to IL assets as a percentage of NOI would improve from 73% to 81%.

•	Improved Geographic Concentration: All of the sale properties are located in Florida and Texas, which are the states that currently account for the greatest concentration of the Company’s NOI, followed by California. Excluding these properties from third quarter results (for illustrative purposes), NOI concentration from these three states would decline from 39% to 32%.

THIRD QUARTER DIVIDEND

On November 2, 2017, the Company’s board of directors declared a cash dividend of $0.26 per share for the quarter ended September 30, 2017. The dividend is payable on December 22, 2017 to shareholders of record on December 8, 2017.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted in the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on November 3, 2017 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (877) 694-6694 (from within the U.S.) or (970) 315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Senior Third Quarter 2017 Earnings Call.” A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the completion of the call through 11:59 P.M. Eastern Time on December 6, 2017 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside the U.S.); please reference access code “96816759.”

ABOUT NEW SENIOR

New Senior Investment Group (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of September 30, 2017, New Senior is one of the largest owners of senior housing properties, with 148 properties across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the anticipated timing and benefits of asset sales and the use of proceeds therefrom. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Real estate investments:
Land	$182,238	$220,317
Buildings, improvements and other	2,324,798	2,552,862
Accumulated depreciation	(254,523)	(218,968)

Net real estate property	2,252,513	2,554,211

Acquired lease and other intangible assets	264,438	319,929
Accumulated amortization	(239,090)	(255,452)

Net real estate intangibles	25,348	64,477

Net real estate investments	2,277,861	2,618,688
Cash and cash equivalents	48,379	58,048
Straight-line rent receivables	87,285	73,758
Assets held for sale	232,489	10,824
Receivables and other assets, net	61,003	60,410

Total Assets	$2,707,017	$2,821,728

Liabilities and Equity
Liabilities
Mortgage notes payable, net	$2,089,438	$2,130,387
Due to affiliates	15,568	11,623
Accrued expenses and other liabilities	108,288	100,823

Total Liabilities	$2,213,294	$2,242,833

Commitments and contingencies
Equity
Preferred stock $0.01 par value, 100,000,000 shares authorized and none issued or outstanding as of both September 30, 2017 and December 31, 2016	$—	$—
Common stock $0.01 par value, 2,000,000,000 shares authorized, 82,148,869 and 82,127,247 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	821	821
Additional paid-in capital	898,132	897,918
Accumulated deficit	(405,230)	(319,844)

Total Equity	$493,723	$578,895

Total Liabilities and Equity	$2,707,017	$2,821,728

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Resident fees and services	$84,708	$90,217	$257,473	$270,220
Rental revenue	28,247	28,240	84,741	84,723

Total revenues	112,955	118,457	342,214	354,943

Expenses
Property operating expense	58,609	61,354	176,861	182,585
Depreciation and amortization	35,126	45,510	108,587	146,743
Interest expense	23,898	23,065	70,469	68,658
Acquisition, transaction and integration expense	675	364	1,469	1,770
Management fees and incentive compensation to affiliate	3,824	3,839	14,402	12,197
General and administrative expense	3,958	3,676	11,695	11,600
Loss on extinguishment of debt	—	—	672	—
Other expense	1,484	108	1,645	806

Total expenses	$127,574	$137,916	$385,800	$424,359
Gain on sale of real estate	—	—	22,546	—

Loss before income taxes	(14,619)	(19,459)	(21,040)	(69,416)
Income tax (benefit) expense	(80)	782	273	31

Net loss	$(14,539)	$(20,241)	$(21,313)	$(69,447)

Net loss per share of common stock
Basic and diluted (A)	$(0.18)	$(0.25)	$(0.26)	$(0.84)

Weighted average number of shares of common stock outstanding
Basic and diluted (B)	82,148,869	82,126,397	82,144,090	82,434,609

Dividends declared per share of common stock	$0.26	$0.26	$0.78	$0.78

(A)	Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.
(B)	All outstanding options were excluded from the diluted share calculation as their effect would have been anti-dilutive.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(21,313)	$(69,447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of tangible assets and amortization of intangible assets	108,698	146,852
Amortization of deferred financing costs	6,997	7,216
Amortization of deferred revenue, net	219	1,995
Amortization of premium on mortgage notes payable	(456)	(447)
Non-cash straight line rent	(13,527)	(16,463)
Gain on sale of real estate	(22,546)	—
Loss on extinguishment of debt	672	—
Equity-based compensation	75	144
Provision for uncollectible receivables	1,719	1,552
Other non-cash expense	1,221	665
Changes in:
Receivables and other assets, net	(7,916)	(8,647)
Due to affiliates	3,945	1,142
Accrued expenses and other liabilities	7,304	15,124

Net cash provided by operating activities	$65,092	$79,686

Cash Flows From Investing Activities
Proceeds from the sale of real estate	$47,354	$—
Capital expenditures, net of insurance proceeds	(14,476)	(15,753)
Reimbursements (escrows) for capital expenditures, net	4,596	(1,266)
Deposits refunded for real estate investments	—	584

Net cash provided by (used in) investing activities	$37,474	$(16,435)

Cash Flows From Financing Activities
Principal payments of mortgage notes payable	$(19,304)	$(11,794)
Repayments of mortgage notes payable	(27,968)	—
Payment of exit fee on extinguishment of debt	(311)	—
Payment of deferred financing costs	(579)	—
Payment of common stock dividend	(64,073)	(64,059)
Repurchase of common stock	—	(30,884)

Net cash used in financing activities	$(112,235)	$(106,737)

Net increase (decrease) in cash and cash equivalents	(9,669)	(43,486)
Cash and cash equivalents, beginning of period	58,048	116,881

Cash and cash equivalents, end of period	$48,379	$73,395

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$63,860	$61,932
Cash paid during the period of income taxes	274	266
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of common stock	$214	$139

Reconciliation of NOI to Net Income

(dollars in thousands)

For the Quarter Ended September 30, 2017
Total revenues	$112,955
Property operating expense	(58,609)

NOI	54,346
Depreciation and amortization	(35,126)
Interest expense	(23,898)
Acquisition, transaction and integration expense	(675)
Management fees and incentive compensation to affiliate	(3,824)
General and administrative expense	(3,958)
Other expense	(1,484)
Income tax benefit	80

Net Loss	$(14,539)

Reconciliation of Net Income to FFO, Normalized FFO, AFFO and Normalized FAD

(dollars and shares in thousands, except per share data)

For the Quarter Ended September 30, 2017
Net Loss	$(14,539)
Adjustments:
Depreciation and amortization	35,126

FFO	$20,587
FFO per diluted share	$0.25

Acquisition, transaction and integration expense	675
Other expense(1)	1,484

Normalized FFO	$22,746
Normalized FFO per diluted share	$0.27

Straight-line rent	(4,394)
Amortization of deferred financing costs	2,223
Amortization of deferred community fees and other (2)	(14)

AFFO	$20,561
AFFO per diluted share	$0.25

Routine capital expenditures	(1,765)

Normalized FAD	$18,796
Normalized FAD per diluted share	$0.23

Weighted average diluted shares outstanding	82,751

(1)	Primarily includes damage remediation costs due to Hurricane Irma and casualty related charges.
(2)	Includes amortization of above / below market lease intangibles, amortization of premium on mortgage notes payable and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Year-over-Year Cash NOI (unaudited)

(dollars in thousands)

	3Q 2016					3Q 2017
	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total
Cash NOI	$19,071	$3,737	$25,878	$3,308	$51,994	$19,925	$3,969	$24,171	$2,033	$50,098
Straight-line rent	4,816	563	—	—	5,379	3,975	419	—	—	4,394
Amortization of deferred community fees and other (1)	(17)	70	(356)	33	(270)	(25)	(16)	(128)	23	(146)

Segment / Total NOI	$23,870	$4,370	$25,522	$3,341	$57,103	$23,875	$4,372	$24,043	$2,056	$54,346

Depreciation and amortization					(45,510)					(35,126)
Interest expense					(23,065)					(23,898)
Acquisition, transaction & integration expense					(364)					(675)
Management fees and incentive compensation to					(3,839)					(3,824)
General and administrative expense					(3,676)					(3,958)
Other expense					(108)					(1,484)
Income tax benefit (expense)					(782)					80

Net loss					$(20,241)					$(14,539)

(1)	Includes amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this report. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI and Cash NOI

The Company evaluates the performance of each of its two business segments based on NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments. The Company defines cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or classified as held for sale during the comparable periods are excluded from the same store amounts.

FFO and Other Non-GAAP Measures

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related costs and expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation recognized as a result of sales of property and (d) other items that we believe are not indicative of operating performance, generally reported as “Other (income) expense” in the Consolidated Statements of Operations.

Management also uses AFFO and Normalized FAD as supplemental measures of the Company’s operating performance.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium on mortgage notes payable and (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.